EX-99.h.2

SUB-ADMINISTRATION AGREEMENT

Agreement dated as of June 6, 2003 by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”) and Gold Capital Management, Inc. (the “Administrator”).

WHEREAS, the Gold Bank Funds (the “Fund,”) are registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund has retained the Administrator to furnish administrative services to it; and

WHEREAS, the Administrator desires to retain the Sub-Administrator to furnish certain administrative services to the portfolios of the Fund listed in Schedule A, and the Sub-Administrator is willing to furnish such services, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

APPOINTMENT OF SUB-ADMINISTRATOR

The Administrator hereby appoints the Sub-Administrator to act as sub-administrator with respect to the Fund for purposes of providing certain sub-administrative services for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the services stated herein.

In the event that the Administrator wishes to retain the Sub-Administrator to act as sub-administrator hereunder with respect to additional portfolios or funds (“Additional Funds”) hereinafter established by the Administrator or by other management investment companies that have retained the Administrator, the Administrator shall notify the Sub-Administrator in writing. Upon written acceptance by the Sub-Administrator, such Additional Funds shall be listed on an amended Schedule A and the provisions of this Agreement (including those relating to the compensation and expenses payable by the Administrator) may be modified with respect to each Additional Fund in writing by the Administrator and the Sub-Administrator at the time of the addition of the Additional Funds.

DELIVERY OF DOCUMENTS

The Administrator will promptly deliver to the Sub-Administrator upon request copies of each of the following documents and all future amendments and supplements, if any:

The by-laws and Declaration of Trust or Trust Instrument, as applicable, for the Fund;

The currently effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act for the Fund, the Prospectus(es) and Statement(s) of Additional Information relating to the Fund and all amendments and supplements thereto as in effect from time to time;

Certified copies of the resolutions of the Board of Directors of the Administrator (the “Board”) authorizing (1) the Administrator to enter into this Agreement and (2) certain individuals to give instructions to the Sub-Administrator pursuant to this Agreement;

Such other certificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

REPRESENTATIONS AND WARRANTIES OF THE SUB-ADMINISTRATOR

The Sub-Administrator represents and warrants to the other parties hereto that:

It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

No legal or administrative proceedings have been instituted or threatened which would materially impair the Sub-Administrator’s ability to perform its duties and obligations under this Agreement; and

Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it.

REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the other parties hereto that:

It is a corporation, duly organized, existing and in good standing under the laws of the State of Kansas;

It has the corporate power and authority under applicable laws and by its charter and by-laws to enter into and perform this Agreement;

All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

No legal or administrative proceedings have been instituted or ‘threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

With respect to the Fund:

The Fund is an investment company properly registered under the 1940 Act;

A registration statement under the 1940 Act has been filed and will be effective and remain effective during the term of this Agreement;

As of the effective date of this agreement, all necessary filings under the securities laws of the states in which the Fund offers or sells its shares have been made;

As of the close of business on the date of this Agreement, the Fund is authorized to issue shares of common stock or beneficial interest, as applicable; and

The Fund is duly organized, existing and in good standing under the laws of its state of organization.

SUB-ADMINISTRATION SERVICES

The Sub-Administrator shall provide the following services, in each case, subject to the control, supervision and direction of the Administrator and the review and comment by the Fund’s auditors and legal counsel and in accordance with procedures which may be established from time to time between the Administrator and the Sub-Administrator:

Oversee the determination and publication of the net asset value of each portfolio of the Fund in accordance with the Fund’s policy as adopted from time to time by the Board;

Oversee the maintenance by the Fund’s custodian of certain books and records of the Fund as required under Rule 3la-1(b) of the 1940 Act;

Review calculation, submit for approval by officers of the Fund and arrange for payment of the Fund’s expenses;

Prepare for review and approval by officers of the Fund financial information for the Fund’s semi-annual and annual reports, proxy statements and other communications required or otherwise to be sent to Fund shareholders;

Prepare for review by an officer of and legal counsel for the Fund the Fund’s periodic financial reports required to be filed with the Securities and Exchange Commission (“SEC”) on Form N-SAR and financial information required by Form N-lA and such other reports, forms or filings as may be mutually agreed upon;

Prepare reports relating to the business and affairs of the Fund as may be mutually agreed upon and not otherwise prepared by the Fund’s investment adviser, custodian, legal counsel or independent accountants;

Make such reports and recommendations to the Board concerning the performance of the independent accountants as the Board may reasonably request;

Make such reports and recommendations to the Board concerning the performance and fees of the Fund’s custodian and transfer and dividend disbursing agent (”Transfer Agent”) as the Board may reasonably request or deems appropriate;

Oversee and review calculations of fees paid to the Fund’s investment adviser, custodian and Transfer Agent;

Consult with the Fund’s officers, independent accountants, legal counsel, custodian and Transfer Agent in establishing the accounting policies of the Fund;

Refer to the Fund’s officers or Transfer Agent, shareholder inquiries relating to the Fund;

Provide periodic testing of portfolios to assist the Fund’s investment adviser in complying with Internal Revenue Code mandatory qualification requirements, the requirements of the 1940 Act and Fund prospectus and statement of additional information limitations as may be mutually agreed upon;

Review and provide assistance on shareholder communications;

Provide consultation on regulatory matters relating to portfolio management, Fund operations and any potential changes in the Fund’s investment policies, operations or structure;

Maintain continuing awareness of significant emerging regulatory and legislative developments which may affect the Fund, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate;

Assist in developing guidelines and procedures to improve overall compliance by the Fund and its various’agents;

Subject to review and comment by the Fund’s legal counsel:

Prepare background materials for Board meetings;

Provide Rule 24f-2 filing information; and

The Administrator shall provide the office facilities and the personnel required by it to perform the services contemplated herein.

FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Sub-Administrator shall receive from the Administrator such compensation for the Sub-Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties and initially set forth in the Fee Schedule to this Agreement. The fees are calculated based on the average daily net assets of the Fund and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Administrator shall reimburse the Sub-Administrator for its out-of-pocket costs incurred in connection with this Agreement.

The Administrator agrees to reimburse the Sub-Administrator for any other expenses not contemplated by this Agreement as mutually agreed upon in writing by the Administrator and the Sub-Administrator from time to time.

The Sub-Administrator is authorized to and may employ or associate with such person or persons as the Sub-Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Sub-Administrator and that the Sub-Administrator shall be as fully responsible to the Administrator for the acts and omissions of any such person or persons as it is for its own acts and omissions.

INSTRUCTIONS AND ADVICE

At any time, the Sub-Administrator may apply to any officer of the Administrator for instructions and may consult with outside counsel for the Administrator or the independent auditors for the Administrator at the expense of the Administrator, or other individuals designated in writing by the Administrator, for instructions with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement.  The Sub-Administrator shall not be liable, and shall be indemnified by the Administrator, for any action taken or omitted by it in-good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by such officers or individuals. The Sub-Administrator shall not be held to have notice of any change of authority of any officer or individual until receipt of written notice thereof from the Administrator. Nothing in this Section shall be construed as imposing upon the Sub-Administrator any obligation to seek such instructions.

LIMITATION OF LIABILITY AND INDEMNIFICATION

The Sub-Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement, and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Sub-Administrator shall have no liability in respect of any loss, damage or expense suffered by the Administrator insofar as such loss, damage or expense arises from the performance of the Sub-Administrator’s duties hereunder in reliance upon records that were maintained for the Administrator by entities other than the Sub-Administrator prior to the Sub-Administrator’s appointment as sub-administrator under this Agreement. The Sub-Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the negligence or, willful misconduct of the Sub-Administrator, its officers or employees. The Sub-Administrator shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder. In any event, the Sub-Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Administrator under this Agreement, regardless of the form of action or legal theory, shall be limited to the total annual compensation earned by the Sub-Administrator with respect to the Funds under this Agreement and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Administrator including, but not limited to, any liability relating to qualification of the Fund as a regulated investment company or any liability relating to the Fund’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Sub-Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Sub-Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2003 shall be the date of this Agreement through December 31, 2003 on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2004 and terminating on December 31, 2004 shall be January 1, 2004 through December 31, 2004.

The Sub-Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Administrator shall indemnify and hold the Sub-Administrator harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Sub-Administrator resulting from any claim, demand, action or suit in connection with the Sub Administrator’s acceptance of this Agreement, any action or omission by the Sub-Administrator in the performance of its duties hereunder, or as a result of the Sub-Administrator’s acting upon any instructions reasonably believed by it to have been duly authorized by the Administrator, provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator, its officers or employees in cases of its or their own negligence or willful misconduct.

The indemnification contained. herein shall survive the termination of this Agreement.

CONFIDENTIALITY

The Sub-Administrator agrees that, except as otherwise required by law or in connection with any required disclosure to a banking or other regulatory authority, it will keep confidential all records and information in its possession relating to the Administrator, the Fund or the Fund’s shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the written consent of the Administrator.

COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Administrator assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it and the Fund.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains pursuant to its duties under this Agreement shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request.  The Sub-Administrator further agrees. that all records which it maintains pursuant to its duties under this Agreement pursuant to Rule 3la-1 under the 1940 Act will be preserved for the periods prescribed by Rude 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above.

SERVICES NOT EXCLUSIVE

The services of the Sub-Administrator under this Agreement are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and, unless otherwise expressly provided herein or authorized by the Administrator from time to time, shall have no authority to act or represent the Administrator or the Fund in any way or otherwise be deemed an agent of the Administrator or the Fund.

TERM, TERMINATION AND AMENDMENT

This Agreement shall become effective on the date of its execution and shall remain in full force and effect for a period of. one year from the effective date and shall automatically continue in full force and effect after such initial term unless either party terminates this Agreement by written notice to the other party at least sixty (60) days prior to the expiration of the initial term, or unless the Fund terminates the services of Administrator prior to that date.

Either party may terminate this Agreement at any time after the initial term upon at least sixty (60) days’ prior written notice to the other party. Termination of this Agreement with respect to a portfolio of the Fund shall in no way affect the continued validity of this Agreement with respect to any other portfolio. Upon termination ;of this Agreement with respect to a portfolio, Schedule A shall’ be amended to reflect the portfolios subject to the terms of this Agreement.

Upon termination of this Agreement, the Administrator shall pay to the Sub-Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable outof-pocket expenses associated with such termination.

This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

if to the Administrator:

Gold Capital Management, Inc.

10975 El Monte, Suite 225

Overland Park, KS 66211

Attn: Stephen R. Oliver

Fax: 913-396-0353

if to the Sub-Administrator:

State Street Bank and Trust Company

801 Pennsylvania

Kansas City, MO 64105

Attn: Vice President, Fund Administration

Fax: 816-871-9675

NON-ASSIGNABILITY

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator or Sub-Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator or Sub-Administrator.

SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Administrator and the Sub-Administrator and their respective successors and permitted assigns.

ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence, and whether or not such reproduction was made by a party in the regular. course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

GOLD CAPITAL MANAGEMENT, INC.

By:

Name:

J. Daniel Stepp

Title:

Chairman and CEO

STATE STREET BANK AND TRUST COMPANY

By:

Name:

Title:

SCHEDULE A

LIST OF PORTFOLIOS

Gold Bank Equity Fund

Gold Bank Money Market Fund